EXHIBIT 99.1
CROSSTEX
PRESS RELEASE
CROSSTEX ENERGY APPOINTS JIM CRAIN AND
CECIL MARTIN JR. TO BOARD
DALLAS, December 13, 2005 — Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) and Crosstex Energy, Inc. (NasdaqNM: XTXI) (the Corporation) announced that James C. Crain has been appointed to the board of directors of Crosstex Energy GP, LLC (the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership) and, effective as of January 1, 2006, Cecil E. Martin Jr. has been appointed to the board of directors of both the Corporation and of Crosstex Energy GP, LLC.
“We are pleased to welcome Jim and Cecil; both of these individuals possess the expertise and strong character that we look for to bring valuable contributions to the Crosstex boards,” said Barry Davis, president and chief executive officer of Crosstex. “We look forward to the unique leadership perspectives that each of these gentlemen will bring to our organization to help drive our continued growth and success.”
Since 1989, Crain has served as president of Marsh Operating Company, an investments management company focusing on energy investing, and since 1997 as general partner of Valmora Partners, L.P., a private investment partnership. Crain climbed the ranks at Marsh, beginning as vice president of land and legal in 1984. Prior to Marsh, he served as a partner at Jenkens & Gilchrist where he headed the law firm’s energy section. Crain graduated from the University of Texas at Austin with a bachelor of business administration degree, a master of professional accounting and a doctor of jurisprudence. Crain also serves on the board for the Texas State Historical Association.
Martin is president of Bois d’Arc Realty, Inc. and has been a partner in an independent residential and commercial real estate development since 1991. From 1973 to 1991 he served as chairman of the public accounting firm Martin, Dolan and Holton in Richmond, Virginia. Martin began his career as an auditor at Ernst and Ernst. He holds a bachelor of business administration degree from Old Dominion University and is a Certified Public Accountant. Martin also serves on the boards and as chairman of the audit committees for both Comstock Resources, Inc., a growing independent energy company engaged in oil and gas acquisitions, exploration and development, and Bois d’Arc Energy headquartered in Houston.
About Crosstex
Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, nine processing plants, four fractionators, and approximately 115 natural gas amine treating plants. Crosstex currently provides services for approximately 2.6 Bcf/day of natural gas, or approximately 4.9 percent of marketed U.S. daily production based on August 2005 Department of Energy data.

Crosstex Energy, Inc. (NasdaqNM: XTXI) owns the two percent general partner interest, a 37 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P. Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 27E of the Securities Exchange Act of 1934, as amended. All statements other than historical facts included herein, including statements regarding the anticipated synergies, constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
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Contact: Barry E. Davis, President and Chief Executive Officer
William W. Davis, Sr. V.P. and Chief Financial Officer
Phone: (214) 953-9500